Exhibit 10.4

TRANSITION SERVICE AGREEMENT

This TRANSITION SERVICE AGREEMENT (this “Agreement”) is made effective as of July 31, 2015 (the “Effective Date”), between The Dow Chemical Company, having its principal office at 2030 Dow Center, Midland MI 46874 (hereinafter referred to as “TDCC”), and AgroFresh Inc. (hereinafter referred to as the “Company”).

WHEREAS, TDCC and Boulevard Acquisition Corp. have entered into that certain Stock Purchase Agreement (the “Purchase Agreement”), dated as of April 30, 2015;

WHEREAS, on the date hereof, TDCC and the Company are entering into certain ancillary agreements in connection with the consummation of the transactions contemplated by the Purchase Agreement; and

WHEREAS, TDCC and the Company desire to enter into a transition services agreement whereby TDCC agrees to provide, or to cause to be provided, to the Company, and the Company agrees to take, certain transition services related to the operations of the Company, on the terms of and subject to the conditions contained in this Agreement.

IT IS HEREBY AGREED AS FOLLOWS:

ARTICLE 1:
CERTAIN DEFINITIONS

Capitalized terms used, but not otherwise defined, herein shall have the meanings ascribed to them in the Purchase Agreement.  Unless otherwise agreed, in this Agreement the following terms shall have the meanings set forth in this Article.

1.1                               “Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, controls, is under common control with, or is controlled by, such specified Person.  The term “control” as used in the preceding sentence means, with respect to a corporation, the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the shares of such corporation, or with respect to any Person other than a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of securities or partnership or other interests, by contract or otherwise.

1.2                               “Agreement” means this Agreement together with all of the Schedules attached hereto.

1.3                               “Companion Agreement” means a companion agreement in the form of Schedule 4.

1.4                               “Company Data” means (a) any data or information of the Company, or the Company’s vendors, customers or other business partners that is provided to or obtained by TDCC solely in the performance of its obligations under Schedule 1, including data and information regarding the Company’s businesses, customers, operations, facilities, products, consumer markets, assets and finances, and (b) any data or information collected or processed in connection with the Services

1.5                               “Disengagement Services” means (i) the services necessary to return Company Data to the Company, and may include (ii) the continuation of the affected Services until the end of the disengagement period described in Section 11.7 if such continuation of Services is requested by the Company.

1.6                               “Force Majeure Event” means any event or circumstance beyond the reasonable control of TDCC that prevents or significantly interferes with the performance by TDCC (or any Affiliate or Third Party contractor of TDCC) of TDCC’s obligations under this Agreement, including (provided the foregoing requirements have been met) acts of God, strikes, lockouts or industrial disputes or disturbances, civil disturbances, arrests or restraint from rulers or people, interruptions by Governmental Authority or court orders, present and future valid orders of any regulatory body having proper jurisdiction, acts of the public enemy, wars, riots, blockades, insurrections, inability to secure labor or materials (including the inability to secure materials by reason of allocations, voluntary or involuntary, promulgated by any Governmental Authority), epidemics, landslides, lightning, earthquakes, fire, storm, hurricanes, floods, washouts, explosions, breakage or accident to machinery or lines of pipe, inability to obtain easements, servitudes or rights of way or pipeline tie-ins.

1.7                               “Inflation Index” means the most recent United States Consumer Price Index for Information Technology, Hardware and Services at the time such index is referenced.

1.8                               “Party” means any Person that executes this Agreement.

1.9                               “Price Adjustment Event” means: (i) divestiture, acquisition, addition, material expansion or closure of any production facility of Company; (ii) Company requesting Services that exceed or fall below the historical usage levels of the Business as of the Effective Date, which increase or decrease has a material impact on the cost to TDCC of providing the Services; (iii) Change of Control of the Company; (iv) with respect to any of the Information Technology Services (as described in Schedule 1-B), a material increase in the number of users of such Services; or (v) termination of less than all of the then remaining Services (i.e., partial termination).

1.10                        “Services” means only those services now or hereafter set forth on Schedule 1 (and no others) and shall not, for the avoidance of doubt, include legal services of any kind.

1.11                        “Service Fees” means any and all fees charged by TDCC in the course of providing Services either directly, through its Affiliates or through Third Party contractors as described in Schedule 1.

1.12                        “Service Termination Date” means, with respect to any Service, the date on which the period set forth as the “Service Period” with respect to such Service in Schedule 1 ends.

1.13                        “Surviving Provisions” means Articles 1, 7, 10 and 12, and Sections 2.5, 2.8, 8.2, 11.5, 11.6, 11.7, 11.8 - 11.11, 13.1, 13.3, 13.4, 13.5 and 13.6.

1.14                        “Termination Date” means the latest Service Termination Date with respect to any Service provided hereunder.

1.15                        “Third Party” means any Person that is not a Party or an Affiliate of a Party.

1.16                        “TSA Execution Fee” means a fee of five million Dollars ($5,000,000) payable on the Effective Date, or on such later date as may be provided pursuant to Section 4.3.2, to defray the cost of segregating the Company’s data to a separate SAP ERP environment hosted by TDCC, to setup TDCC’s systems to enable the Company to operate within the separate SAP ERP environment for an extended period during the term of this Agreement, and to support business operations and financial and accounting management on those systems during the term of this Agreement.

ARTICLE 2:
SERVICES

2.1                               Subject to the Company paying the Service Fees, TDCC will render, or cause to be rendered, Services to the Company upon the terms and conditions set out in this Agreement.  The Company shall (i) use all such Services in substantially the same manner and for the same purposes as such Services were used by TDCC and its Affiliates immediately prior to the Effective Date (and for no other purpose) and (ii) endeavor in good faith to cease using such Services as soon as possible following the Effective Date but in any event no later than the termination date for any particular Service as set forth in Article 3.

2.2                               The Company agrees that TDCC may request any of its Affiliates to provide or assist in the provision of Services to the Company and to render ancillary administrative and support services to assist TDCC in performing its obligations hereunder; provided, however, that TDCC will remain responsible for performance of all Services provided hereunder.

2.3                               TDCC may employ or cause to be employed Third Party contractors as it considers appropriate in its judgment to perform, or assist in the performance of, Services under this Agreement.  TDCC shall remain responsible to the Company for the performance of all Services so contracted or performed; provided, however, that neither TDCC nor its Affiliates shall be liable for any interruption, disruption or downtime in the Services caused by acts or omissions of a Third Party contractor, unless such acts or omissions arose from the gross negligence or willful misconduct of such Third Party contractors, or any other Person other than TDCC or its Affiliates.

2.4                               At its sole cost, the Company shall provide (except as prohibited by applicable Law or contractual obligation of confidentiality) the information to TDCC that, in the opinion of the Company or TDCC, TDCC reasonably requires in order to perform fully its duties under this Agreement.

2.5                               In performing the Services hereunder, TDCC and the Company acknowledge and agree that TDCC, its Affiliates and their respective Representatives shall be considered independent contractors with respect to the Company.  Nothing in this Agreement shall be construed to create the relationship of partnership, principal and agent, joint venturers, or fiduciary and beneficiary between or among the Parties.  Additionally, TDCC shall have the exclusive authority and responsibility to select the means, manner and method of performing the Services described in Schedule 1.

2.6                               TDCC and its Affiliates and Third Party contractors (if any) that deliver Services to the Company pursuant to this Agreement shall be entitled to reasonable access to the applicable facilities and personnel of the Company upon advance request and as reasonably necessary to perform TDCC’s obligations hereunder, and such persons shall enter said facilities subject to, and comply with, the Company’s standard rules for safety and security, and such other reasonable rules or conditions the Company may impose, for its facilities.  The Company shall take reasonable measures to ensure the safety of the employees or contractors of TDCC, its Affiliates or any Third Party contractors who visit the premises of the Company.

2.7                               Where the consent of a Third Party is required for the provision of the Services, TDCC shall use commercially reasonable efforts at the Company’s sole cost to procure the consent, but shall not be in breach of this Agreement if a Third Party refuses to provide such consent.

To the extent a TDCC responsibility in any of the Services relies upon input, instructions or policies from the Company, TDCC will comply with reasonable input, instructions or policies of the Company, provided that until the Company provides such input, instructions or policies, TDCC may, at its option, either be excused from performing the Services, or perform the Services in accordance with its own applicable practices as of the date the Services are to be delivered.

2.8                               Software Ownership Rights.

2.8.1.                  The Company acknowledges and agrees that: (i) nothing in this Agreement (including the provision of Services hereunder) shall be construed as transferring any ownership interest in any software of any Third Party or any licenses thereto (“Third Party Software”, and any such Third Party referred to as a “Third Party Provider”), or any proprietary software of TDCC or its Affiliates used in connection with the provision of the Services (“TDCC Proprietary Software”); (ii) it shall not obtain or claim any right, title or ownership interest in the Third Party Software or TDCC Proprietary Software, or any portion thereof or any Intellectual Property rights therein; and (iii) except for the rights granted to the Company hereunder, TDCC and its Affiliates (or the Third Party Providers, as applicable) shall retain all right, title and interest, including the Intellectual Property rights, in and to all portions of the Third Party Software and TDCC Proprietary Software, any derivative works, and any copies thereof.

2.8.2.                  The Company acknowledges and agrees that it shall not make any copies and shall have no right to receive copies of any Third Party Software or TDCC Proprietary Software except as transferred and permitted pursuant to the Purchase Agreement.  The Company may not recompile, decompile, disassemble, reverse engineer, or make or distribute any other form of, or any derivative work from, TDCC’s or its Affiliates’ hardware or software.  Upon termination of this Agreement or termination of any Service as provided under this Agreement, the Company shall deliver to TDCC all Third Party Software, all TDCC Proprietary Software, and any copies of any of the foregoing in the possession or control of the Company or any of its Affiliates, as the case may be.  Where TDCC has given the Company access to Intellectual Property in connection with the Services and for a period of seven (7) years after expiration or termination of this Agreement, the Company will provide to TDCC or, at TDCC’s request, to the Third Party licensors of such Intellectual Property or independent auditors, access at reasonable hours to the Company’s personnel, the Company’s facilities, the Company’s records and other pertinent information, as TDCC or such Third Party licensor or independent auditors may reasonably request, to verify the Company’s compliance with this Section 2.8.  Except as otherwise provided under the Purchase Agreement, any hardware or other physical assets acquired by TDCC or its Affiliates during the term of this Agreement in order to provide the Services shall be owned and retained by TDCC or such Affiliates, unless the Company specifically paid or reimbursed TDCC or its Affiliates for any such hardware or other physical assets, in which case, TDCC or its Affiliate, as applicable, shall transfer to the Company, without charge, such hardware or physical assets upon the termination of this Agreement.

2.9                               To the extent applicable in receiving the Services, the Company will, and will cause its personnel and the personnel of its Affiliates to, comply with TDCC’s Information Protection Security Policy and Terms of Use as outlined in Schedule 2.

2.10              TDCC grants to the Company a limited, non-exclusive, non-assignable license to use the work processes used to execute tasks within Dow Systems owned by TDCC and/or its Affiliates that are provided to the Company in connection with the Services solely to the extent necessary for the Company to receive Services and execute its responsibilities under this Agreement.  ANY TDCC WORK PROCESSES, SOFTWARE OR OTHER FORM OF INTELLECTUAL PROPERTY USED IN PROVIDING THE SERVICES ARE PROVIDED BY TDCC ON AN AS-IS BASIS AND TDCC EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AS TO SUCH WORK PROCESSES OR INTELLECTUAL PROPERTY.

ARTICLE 3:
DURATION OF SERVICES

This Agreement shall commence on the Effective Date and shall terminate on the Termination Date, unless terminated earlier pursuant to Article 11.

ARTICLE 4:
COMPENSATION

4.1                               Service Fees

4.1.1.                  Commencing as of the Effective Date, the Service Fees for the Services provided by TDCC shall be as set forth in Schedule 1 and may be increased as indicated in Sections 4.1.3 and Schedule 1.  Any monthly Service Fees for Services commenced or terminated in accordance with this Agreement before the last day of a month shall be prorated based on the number of days remaining in such month.

4.1.2.                  Service Fees shall be invoiced to and paid in United States dollars, except to the extent another currency is specified in a Companion Agreement for payments due under that Companion Agreement.

4.1.3.                  If any Third Party costs associated with the provision of Services increase (including any new or additional Third Party costs), TDCC shall be entitled, upon at least ten (10) days’ prior written notice to the Company, to increase the Service Fees by a proportionate and nondiscriminatory amount to reflect such increase.

4.2                               Companion Agreements

4.2.1.                  The Parties shall enter into, and/or cause any Affiliate of the Company receiving Services outside of the United States (each, a “Service Recipient”) and the TDCC Affiliate providing Services in the applicable country to enter into, as applicable, one or more Companion Agreements for the purpose of facilitating local billing of the Service Fees set forth in Schedule 1.  Unless and to the extent an individual Companion Agreement expressly provides otherwise, each Companion Agreement shall incorporate by reference the terms and conditions of this Agreement and shall not be construed as altering or superseding the rights and obligations of the Parties under this Agreement.

4.2.2.                  The Company shall be fully responsible and liable for all obligations of the individual Service Recipients, and TDCC shall be fully responsible and liable for all obligations of itself or any of TDCC’s Affiliates, in each case to the same extent as if such failure to perform or comply was committed by the Company (in the case of the Service Recipients) or by TDCC (in the case of TDCC’s Affiliates).

4.2.3.                  The Company shall have the right to enforce this Agreement (including the terms of all Companion Agreements) on behalf of each Service Recipient that has entered into a Companion Agreement, and to assert all rights and exercise and receive the benefits of all remedies (including damages) of each Service Recipient, to the same extent as if the Company were such Service Recipient, subject to the limitations of liability applicable under this Agreement.  TDCC shall have the right to enforce this Agreement (including the terms of all Companion Agreements) on behalf of each TDCC Affiliate that enters into a Companion Agreement, and to assert all rights and exercise and receive the benefits of all remedies (including Damages) of each Affiliate hereunder, to the same extent as if TDCC were such Affiliate, subject to the limitations of liability applicable under this Agreement.

4.3                               TSA Execution Fee.

4.3.1.                  Subject to Section 4.3.2, the Company shall pay to TDCC the TSA Execution Fee in immediately available funds on the Effective Date.

4.3.2.                  If and to the extent Section 2.3(a) and Schedule 2.3 of the Purchase Agreement requires a deferral of the TSA Execution Fee, TDCC and the Company agree that, notwithstanding Section 4.3.1 to the contrary, the portion of the TSA Execution Fee contemplated to be deferred pursuant to Section 2.3(a) and Schedule 2.3 of the Purchase Agreement shall not be payable on the Effective Date but instead shall be paid by the Company to TDCC on December 31, 2015.  The remaining portion of the TSA Execution Fee not so deferred shall be paid to TDCC as provided in Section 4.3.1 on the Effective Date.

ARTICLE 5:
TAXES

5.1                               All legally required sales tax, VAT or other similar taxes will be added to invoices submitted by TDCC to the Company, as well as TDCC’s or, where applicable, TDCC’s Affiliates’ or Third Party contractor’s reasonable out-of-pocket fees and expenses related to the performance of the Services.

5.2                               If the Company is required by any applicable Law to deduct taxes from or in respect of any sum payable to TDCC hereunder, the Service Fees invoiced to the Company shall be increased as may be necessary so that, after making all such required deductions, TDCC receives an amount equal to the sum that would have been received had no such deductions been required.

ARTICLE 6:
INVOICING

6.1                               TDCC will aggregate and invoice in a single invoice each month all of its Service Fees that are to be paid by the Company for such month.  With each invoice, TDCC will provide reasonable supporting documentation with respect to the Service Fees included thereon, provided, however, that TDCC will not be required to divulge any Third Party pricing or other confidential information.

6.2                               TDCC’s Service Fees will be invoiced monthly, in arrears, and the Company shall pay all invoices within thirty (30) days of the date of such invoice.  Payments past due shall bear interest calculated on a per annum basis from but not including the date on which payment was due through and including the date of payment at a fluctuating interest rate equal at all times to the prime rate of interest announced publicly from time to time by Citibank, N.A., plus three percent (3%), but in no case higher than the maximum rate permitted by applicable Law.

6.3                               The Company shall not be entitled to set off or reduce payments of the Service Fees by any amounts which it claims are owed to it by TDCC under this Agreement, the Purchase Agreement or any Related Agreement.

ARTICLE 7:
CONFIDENTIALITY

7.1                               During the term of this Agreement and for a period of five (5) years after the expiration or termination hereof (or for any longer period as may be required by applicable Law or the terms of service of any Third Party contractor), each Party shall keep confidential any business or technical information provided to it by, or obtained from, the other Party (including oral disclosures that are subsequently confirmed in writing) and identified by the disclosing Party with the appropriate mark, stamp or legend as “Confidential” or “Proprietary” to such disclosing Party.

7.2                               Except with respect to information or materials that are subject to restriction under privacy Laws or other Laws, no Party shall have any confidentiality restriction hereunder regarding any information or materials that:

7.2.1.                  at the time of disclosure are in the public domain or that, after disclosure, enter the public domain except as a result of a breach of this Agreement or any other obligation of confidentiality;

7.2.2.                  was in the possession of the receiving Party on a non-confidential basis prior to receipt of the same from the disclosing Party or its Affiliates;

7.2.3.                  are provided to such Party by a Third Party, except where the Third Party is subject to an obligation to maintain such information and materials in confidence;

7.2.4.                  are independently developed for such Party or its Affiliates by the employees or contractors of such Party or its Affiliates who do not have access to the other Party’s confidential information; or

7.2.5.                  the receiving Party is legally required to disclose to Governmental Authorities under applicable Law; provided, however, that all reasonable steps are taken to restrict further disclosure by such Governmental Authorities and the affected information so disclosed is not otherwise removed from the secrecy obligation.

7.3                               The receiving Party, at the disclosing Party’s request, shall return all documentation and other materials furnished to it incorporating any of the disclosing Party’s proprietary or confidential information and shall destroy any documentation and other materials the receiving Party may have created incorporating any such proprietary or confidential information.

7.4                               If the receiving Party is required by Law or Governmental Authority to disclose proprietary or confidential information, the receiving Party will use its best efforts to promptly notify the disclosing Party prior to such disclosure to enable the disclosing Party to seek a protective order at the disclosing Party’s sole expense.  If the disclosing Party does not obtain such protective order, the receiving Party will request confidential treatment of proprietary or confidential information so disclosed.

ARTICLE 8:
STANDARD OF SERVICES; WARRANTIES; COMPLIANCE WITH LAW

8.1                               TDCC warrants that it shall use substantially the same level of care in providing the Services as it does for itself and in no event less than a reasonable level of care.  TDCC may change operational aspects of the Services or the way in which they are provided, or substitute them with other services so long as such changes are made in a nondiscriminatory manner and the Services are provided or procured to substantially the same level of care as its uses for itself.  If changes or substitutions are made, TDCC shall use commercially reasonable efforts so that:

8.1.1.                  the Services are not disrupted; and

8.1.2.                  the change or substitution does not result in an increase in the Service Fees, unless the Company has agreed to the increase in advance.

8.2                               The Company warrants that it will use, and cause its Affiliates approved to receive Services to use, the Services in accordance with all applicable Laws, including U.S. Laws and regulations governing the export, re-export, transfer or release of technical data to certain entities or destinations.

8.3                               TDCC shall be under no obligation to materially alter or modify its operations, procedures, method of doing business, reporting mechanisms or information technology systems in connection with rendering any Service or causing any Service to be rendered hereunder.

8.4                               EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 8, NONE OF TDCC, ITS AFFILIATES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES MAKE OR HAVE MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE SERVICES, INCLUDING WITH RESPECT TO (A) MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR USE OR PURPOSE, (B) THE USE OF THE SERVICE BY COMPANY OR ANY OF ITS AFFILIATES AFTER THE RECEIPT THEREOF, OR (C) THE PROBABLE SUCCESS OR PROFITABILITY OF THE COMPANY’S BUSINESS AFTER THE RECEIPT OF THE SERVICES.

8.5                               If the Company notifies TDCC in writing of any Services that do not meet the standards in Section 8.1 (“Substandard Services”) no later than thirty (30) days after the Substandard Services were delivered, TDCC shall either correctly re-perform any Substandard Services without further cost to the Company or refund any amounts that the Company paid for such Services, at the discretion of TDCC.  Except in the case of gross negligence or willful misconduct of TDCC, the corrective re-performance of Substandard Services or refund in accordance with this Section 8.5 shall be the sole and exclusive remedy of the Company (whether any such claim arises in contract, tort, breach of warranty or any other legal or equitable theory), and the total liability of TDCC for Substandard Services, and the Company waives any other recovery.

ARTICLE 9:
FORCE MAJEURE

9.1                               If a Force Majeure Event is claimed by TDCC, TDCC shall orally notify the Company as soon as reasonably practicable after the occurrence of such Force Majeure Event.

9.2                               TDCC will not be liable for any nonperformance or delay in performance of the terms of this Agreement when such nonperformance or delay is due to a Force Majeure Event.

9.3                               Upon the occurrence of a Force Majeure Event, the same will, so far as possible, be remedied as expeditiously as possible using commercially reasonable efforts.  It is understood and agreed that nothing in this Section 9.3 shall require the settlement of strikes, lockouts or industrial disputes or disturbances by acceding to the demands of any opposing party therein when such course is inadvisable in the discretion of TDCC.

ARTICLE 10:
LIABILITY AND INDEMNITY

10.1                        Subject to the applicable limitations set forth in this Article 10, and except as expressly provided in Section 10.2, the Company shall indemnify, defend, and hold TDCC, TDCC’s Affiliates, and Third Party contractors providing the Services, together with each of their respective directors, officers and employees, harmless from and against any and all Losses based upon or related to the Services performed for the Company hereunder, even if such Losses were the result of the negligence or strict liability of TDCC, any Affiliate of TDCC or any Third Party contractor providing the Services or any of their respective directors, officers, employees, contractors or agents.

10.2                        Subject to the applicable limitations set forth in this Article 10, TDCC shall indemnify, defend, and hold the Company, its directors, officers and employees, harmless from and against any and all Losses based upon or related to the Services performed for the Company hereunder to the extent that any such Losses were caused by the gross negligence or willful misconduct of TDCC.

10.3                        In no event shall TDCC, TDCC’s Affiliates or Third Party contractors providing the Services be liable to the Company or the Company’s Affiliates for indirect, incidental, consequential (including lost profits) or punitive damages; provided, however, that this limitation shall not apply to any indirect, incidental, consequential (including lost profits) or punitive damages asserted or awarded to any Third Party for which TDCC would otherwise be responsible under Section 10.2.

10.4                        Any cause of action that either Party may have against the other Party, such other Party’s Affiliates, or its or their Third Party contractors (if any) providing the Services that may arise under or in connection with the Services or this Agreement must be commenced within two (2) years after the cause of action has accrued, or shall be deemed to have been waived and withdrawn.

10.5                        Notwithstanding anything else herein to the contrary, the maximum aggregate liability of TDCC, Affiliates of TDCC and Third Party contractors providing the Services to the Company under or in connection with this Agreement shall not exceed and shall be limited to the amount of the Service Fees actually received by TDCC from the Company for the Service with respect to which the claim is made during the six (6) months preceding the last act or omission giving rise to such damages or, in the event such last act or omission occurs during the first six (6) months following the Effective Date, an amount equal to six (6) times the Service Fees paid in the month preceding such last act or omission for the Service with respect to which the claim is made.  TDCC may, in its sole discretion, replace any Services to which any indemnified damages are attributable in mitigation of such damages.

10.6                        Except for any claims seeking equitable relief in connection with the failure of any Party to perform its covenants or agreements hereunder, the Parties, for themselves and their respective Affiliates, agree that the provisions of this Article 10 shall be the exclusive remedies of the Parties (and their respective Affiliates) with respect to the subject matter of this Agreement and the Parties (and their respective Affiliates) shall not be entitled to any further indemnification, contribution, recovery or other rights or claims of any nature whatsoever in respect thereof (whether under this Agreement or under any common law theory or any statute or other Law or otherwise), all of which the Parties hereby waive.

10.7                        The Company agrees that any and all claims, disputes or demands that the Company or any Affiliate of the Company may have that is in any way related to the provision of the Services (whether the Service(s) in question was provided by TDCC, an Affiliate of TDCC or a Third Party contractor of TDCC) shall only be asserted against TDCC (and not against an Affiliate or Third Party contractor of TDCC) under and pursuant to the terms of this Agreement.

ARTICLE 11:
TERMINATION

11.1                        The Company may terminate this Agreement (in whole) at any time upon at least ninety (90) days’ prior written notice to TDCC.  The Company may also terminate less than all of the Services subject to Section 11.2, subject to the written notice periods set forth therein.

11.2                        Termination of Highly Integrated Services.   If the Company wishes to terminate any Service designated in Schedule 1 as “Highly Integrated” without also terminating all of the other Services under this Agreement, the Company shall request that TDCC evaluate the cost and operational impact of terminating such Highly Integrated Services using the and other subject matter experts for the affected Services.  Such evaluation shall take into account, as applicable, the scope of integrated service dependencies, interfaces necessary to continue to provide ongoing Services, the data elements necessary for the Company to bid replacement services, and the recommendations for components of Disengagement Services necessary to accomplish the migration of the relevant services to the Company or a third party.  The Parties shall work together in good faith to find a mutually acceptable approach for the termination of such Highly Integrated Services.  If the Parties agree on an approach for terminating such Highly Integrated Services, such Highly Integrated Services shall be terminated in accordance with such approach.  TDCC will notify the Company if the Company selects an approach for removing Highly Integrated Services that would have an adverse impact on TDCC’s costs to provide and/or its ability to perform the remaining Services (it being understood that the evaluation of such impact on TDCC’s costs shall only consider the resulting costs of providing remaining Services post termination of the requested Highly Integrated Services and shall not include any impact on TDCC’s costs with respect to maintaining or providing such terminated Service for or to any other party).  The Company may then either choose to proceed with its approach or withdraw its request.  If the Company elects to proceed with its proposed approach for removing the Highly Integrated Services, (1) the Company shall be responsible for any resulting increase in the Service Fees associated with the additional costs incurred by TDCC (as determined in accordance with the Price Adjustment Process in Schedule 1-D); (2) TDCC shall have the right to terminate any remaining Services that cannot be practicably provided as a result of the removal of the Highly Integrated Services.  The Parties shall document the approach and any resulting impact on the remaining Services and Service Fees in writing prior to proceeding with the removal of the Highly Integrated Services.

11.2.1.           Services Other Than Highly Integrated Services.  If the Company desires to terminate for convenience any Services that are not Highly Integrated Services, it will provide the amount of notice (i) mutually determined by the Parties’ representatives in good faith, taking into account (A) the complexity of the Service(s) to be terminated and (B) any reasonably anticipated Disengagement Services required.  If the Parties’ representatives are not able to agree on a specific notice period, then it will be thirty (30) days from the date on which notice to terminate is received by TDCC from the Company.

11.2.2.           In the event of any termination of Services, such termination shall not in any event entitle the Company or any third party to use the TDCC Systems or any Intellectual Property owned or licensed by TDCC or its Affiliates and supplied to the Company under this Agreement for the performance of the terminated Services, nor shall it entitle the Company or require TDCC to disclose any of TDCC’s Confidential Information to any third parties; provided, however that so long as TDCC is continuing to provide the Information Technology Services described in Schedule 1-B, the Company shall have the license rights set forth in Section 2.10.

11.2.3.           Unless otherwise agreed upon by the Parties or required by the terms of this Agreement, the termination of any Services shall be effective as of a calendar month end.

11.2.4.           The Price Adjustment Process in Schedule 1-D shall apply in the event of a termination of any Services (among other Price Adjustment Events).

11.3                        TDCC may terminate this Agreement or suspend performance of its obligations hereunder in the event the Company (i) fails to pay any invoice sent to the Company pursuant to Article 6 within thirty (30) days of the invoice date or (ii) materially breaches this Agreement (other than as described in clause (i) above) and fails to cure such breach within fifteen (15) days after TDCC sends the Company written notice of such breach.

11.4                        The Parties may mutually agree in writing to terminate this Agreement or any portion thereof at any time.

11.5                        Either Party may terminate this Agreement, upon written notice having immediate effect, in the event that the other Party (i) files for bankruptcy, (ii) becomes or is declared insolvent, or is the subject of any proceedings (not dismissed within sixty (60) days) related to its liquidation, insolvency or the appointment of a receiver or similar officer, (iii) makes an assignment for the benefit of all or substantially all of its creditors, (iv) takes any corporate action for its winding-up, dissolution or administration or (v) enters into an agreement for the extension or readjustment of substantially all of its obligations or if it suffers any foreign equivalent of the foregoing.

11.6                        Except as provided in Section 11.9 and subject to any rights or obligations which have accrued prior to termination, neither Party shall have any further obligations to the other Party in respect of the part or parts of this Agreement that have been terminated.

11.7                        Commencing (i) upon expiration of the term of this Agreement, (ii) upon receiving the Company’s notice of termination, or (iii) upon TDCC’s notice of termination pursuant to this Section 11 of the Agreement, and continuing for a period not to exceed ninety (90) days (or, if less, the remaining term of this Agreement) after the applicable commencement date, TDCC will provide Disengagement Services reasonably requested by the Company, subject to the Parties’ mutual agreement on the price of such Disengagement Services; provided that if this Agreement is terminated by TDCC pursuant to this clause (i) of Section 11.3 due to the Company’s failure to make payment when due, TDCC’s obligation to provide Disengagement Services shall be conditioned upon the Company paying all past-due amounts and paying monthly in advance for all further Services including Disengagement Services. The Disengagement Services shall be agreed to in writing by the Parties. The Company will remain responsible for the Service Fees for ongoing Services during the period of disengagement, which shall be the same as the Service Fees for the ongoing Services otherwise provided for in this Agreement.

11.8                        Upon termination of this Agreement, each Party shall return or deliver to the other Party all proprietary or confidential information received from the other Party and shall take all reasonable measures to expunge such information from any computer, word processor or other device containing such information; provided, however, that (i) a Party shall not be required to expunge electronic material in backup or archive storage where to do so would be commercially impracticable and the material is unavailable to general users or if the material is only retrievable using forensic computer recovery techniques, which electronic material (if any) shall remain subject to such Party’s obligations under this Agreement and (ii) TDCC shall not be required to return, deliver or delete data or information that is commingled with data or information of TDCC, that pertains to time periods prior to the Effective Date, or that is stored by TDCC other than in electronic form; provided, however, that any confidential information of the Company that is retained by TDCC shall be continue to be subject to the obligations of Article 7.

11.9                        Upon the earlier to occur of (x) the Termination Date or (y) the applicable Service Termination Date of the Services to which such equipment or other assets relate, the Company shall, at its sole cost and expense, promptly return or deliver to TDCC or its designated Affiliate any equipment or other assets owned by or leased to TDCC, its Affiliates or any Third Party contractor that are in the possession of the Company in connection with the provision of such Services.

11.10                 Upon termination of this Agreement, the Company shall immediately pay all amounts accrued for Services and work performed prior to the applicable Service Termination Date that have not already been paid.

11.11                 The Surviving Provisions, together with any other clause reasonably intended to survive termination, shall survive termination of this Agreement or a Service.

ARTICLE 12:
NOTICES

Any notice, request, instruction or other document to be given hereunder by a Party shall be in writing and shall be deemed to have been given (i) when received if given in person or by courier or a courier service or (ii) on the date of transmission if sent by facsimile transmission (receipt confirmed) or electronic mail (read receipt requested, with confirmation not to be unreasonably withheld or delayed) on a Business Day during or before the normal business hours of the intended recipient, and if not so sent on such a day and at such a time, on the following Business Day:

If to TDCC:

The Dow Chemical Company
East End Building
715 E. Main St.
Midland, Michigan 48674
Attention: Dow Services Business, Business Development Manager, M&A
Facsimile: (989) 633-4122

with a copy to:

The Dow Chemical Company
2030 Dow Center
Midland, Michigan 48674
Attention: Business Services Legal Group
Facsimile: (989) 636-7594

If to the Company:

Boulevard Acquisition Corp.
399 Park Avenue, 6th Floor
New York, NY 10022
Attention: Stephen S. Trevor
Facsimile: (212) 878-3545

with a copy to

Greenberg Traurig LLP
200 Park Avenue
New York, NY 10166
Attention: Alan I. Annex
Facsimile: (212) 801-6400

or to such other individual or address as a Party may designate for itself by written notice given as herein provided.

ARTICLE 13:
MISCELLANEOUS

13.1                        Entire Agreement

Subject to the applicable provisions of the Purchase Agreement, this Agreement, together with the Schedules attached hereto, sets forth the entire agreement and understanding of the Parties with respect to the transactions contemplated hereby and thereby and supersedes and replaces any and all prior agreements, arrangements and understandings, written or oral, between the Parties relating to the subject matter hereof.  Neither Party, with respect to the subject matter hereof, will be liable or bound to the other Party in any manner by any warranties, representations or covenants, other than those set forth in this Agreement.

13.2                        Interpretation and Rules of Construction

The headings preceding the text of Articles and Sections included in this Agreement and the headings to Schedules attached hereto are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement.  The use of the masculine, feminine or neuter gender or the singular or plural form of words herein shall not limit any provision of this Agreement.  The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term.  The use of “including” or “include” herein shall in all cases mean “including, without limitation” or “include, without limitation,” respectively.  The use of “or” is not intended to be exclusive unless expressly indicated otherwise.  Reference to any Person includes such Person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually.  Reference to any agreement (including this Agreement), document or instrument shall mean such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof.  Underscored references to Articles, Sections, clauses or Schedules shall refer to those portions of this Agreement.  The use of the terms “hereunder,” “hereof,” “hereto” and words of similar import shall refer to this Agreement as a whole and not to any particular Article, Section, paragraph or clause of, or Schedule to, this Agreement.  All terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein.

13.3                        Severability

If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions hereof shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

13.4                        Amendment and Waiver

This Agreement may be amended, modified or supplemented only by an instrument in writing signed by both Parties.  Except as otherwise expressly provided herein, the failure of a Party at any time or times to require performance of any provision hereof or claim damages with respect thereto shall in no manner affect its right at a later time to enforce the same.  No waiver by a Party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless it is in a writing signed by such Party, and no waiver in any one (1) or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

13.5                        Assignment; Third Party Beneficiaries

13.5.1.           This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided, however, that no assignment of this Agreement or any rights or obligations hereunder, by operation of law or otherwise, may be made by either Party without the written consent of the other Party, other than to an Affiliate of TDCC.  TDCC may assign this

Agreement to any Affiliate upon thirty (30) days’ prior written notice to the Company.  Any purported assignment in violation of this Agreement shall be null and void ab initio.

13.5.2.           Except for Article 10, this Agreement is solely for the benefit of the Parties and their respective successors and permitted assigns and, to the extent provided herein, their respective Affiliates, and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

13.6                        Governing Law; Jurisdiction; Waiver of Jury Trial

13.6.1.           This Agreement shall be governed exclusively by and construed and enforced exclusively in accordance with the internal laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

13.6.2.           Each Party hereby: (i) agrees that any Proceeding in connection with or relating to this Agreement or any matters contemplated hereby, shall be brought exclusively in the Delaware Court of Chancery (unless the federal courts have exclusive jurisdiction over the matter, in which case the United States District Court located in the City of Wilmington, Delaware); (ii) consents and submits to personal jurisdiction in connection with any such Proceeding in any such court described in clause (i) of this Section 13.6.2 and to service of process upon it in accordance with the rules and statutes governing service of process; (iii) waives to the full extent permitted by Law any objection that it may now or hereafter have to the venue of any such Proceeding in any such court or that any such Proceeding was brought in an inconvenient forum; (iv) designates, appoints and directs CT Corporation System as its authorized agent to receive on its behalf service of process and documents in any Proceeding in such courts; (v) agrees to notify the other Party to this Agreement immediately if such agent shall refuse to act, or be prevented from acting, as agent and, in such event, promptly designate another agent in the State of Delaware to serve in place of such agent and deliver to the other Party written evidence of such substitute agent’s acceptance of such designation; (vi) agrees as an alternative method of service to service of process in any such Proceeding by mailing of copies thereof to such Party at its address set forth in Article 12; (vii) agrees that any service made as provided herein shall be effective and binding service in every respect; and (viii) agrees that nothing herein shall affect the rights of either Party to effect service of process in any other manner permitted by Law.  EACH PARTY HERETO IRREVOCABLY AND ABSOLUTELY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY DISPUTE IN CONNECTION WITH, ARISING UNDER OR RELATING TO THIS AGREEMENT, ANY SCHEDULES ATTACHED HERETO OR ANY MATTERS CONTEMPLATED HEREBY OR THEREBY AND AGREES TO TAKE ANY AND ALL ACTION NECESSARY OR APPROPRIATE TO EFFECT SUCH WAIVER.

13.7                        Language of Agreement

All correspondence and written communications among and between the Parties with respect to Services shall be in the English language.  TDCC and the Company agree that the language used in this Agreement is the language chosen by the Parties to express their mutual intent, and that no rule of strict construction is to be applied against TDCC or the Company.  Each of TDCC and the Company and their respective counsel have reviewed and negotiated the terms of this Agreement.

13.8                        Counterparts

This Agreement may be executed in any number of counterparts (including by .pdf file exchanged via email or other electronic transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature page follows.]

IN WITNESS WHEREOF this Agreement has been duly executed as of the day and year first written above.

THE DOW CHEMICAL COMPANY		AGROFRESH INC.

By:	/s/ Mark Gibson	By:	/s/ Stanton J. Howell

Name: Mark Gibson		Name: Stanton J. Howell

Title: Authorized Representative		Title: President